Exhibit 10.5

EAGLE NUCLEAR ENERGY CORP. 2025 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Eagle Nuclear Energy Corp., a Nevada corporation (the “Company”), pursuant to its 2025 Equity Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants you the number of restricted stock units (“RSUs”) set forth below, each of which represents the right to receive one Common Share without payment for such shares. This award is subject to the terms and conditions as set forth in this Notice, the RSU Agreement and the Plan, which are attached or delivered herewith and incorporated herein in their entirety. Capitalized terms not defined herein but defined in the Plan or the RSU Agreement have the same definitions as in the Plan or the RSU Agreement. If there is any conflict between the terms in this Notice, the RSU Agreement and the Plan, then such conflict or inconsistency shall be resolved by giving precedence in the following order: this Notice, the RSU Agreement, and then the Plan.

you:		Date of Grant:
Number of RSUs:		Vesting Commencement Date:
Expiration Date:	10th anniversary of Date of Grant	Type of Grant:	Restricted Stock Units
Vesting Schedule:	[INSERT VESTING SCHEDULE]

Additionally, subject to the common stock of the Company or its successor becoming traded on an established U.S. national securities exchange or the Company’s rights and obligations with respect to the Award being assigned to, or otherwise assumed by, a publicly traded company, (i) the RSUs will vest in full, to the extent not vested previously, upon the termination of employment of the you by the Company without Cause (as such term is defined under the Plan) within three (3) months prior to, or within twelve (12) months following, the consummation of a Change in Control (as such term is defined under the Plan), and (ii) in the event that the RSUs are not assumed or continued by the successor or acquiror entity in such a Change in Control, or not substituted for a similar award of the successor or acquiror entity, then effective as of immediately prior to, but subject to the occurrence of, such Change in Control, the unvested portion of the your RSUs shall become immediately vested.

In all cases, no vesting shall occur prior to the first business day following the effective date of an applicable registration with the SEC on Form S-8 of the shares underlying the RSUs. In addition, notwithstanding the vesting schedule, to the extent that a vesting date occurs during a purchase and/or sale restriction period imposed by the Company or under applicable law, or during any applicable lock up period, such vesting date shall automatically be deemed to be the first business day following the last day of any such applicable restriction or lock up period.

Additional Terms/Acknowledgements: As the Participant, I acknowledge receipt of, and understand and agree to, this Notice, the RSU Agreement and the Plan. I acknowledge and agree that this Notice and the RSU Agreement may not be modified, amended or revised except as provided in the Plan. I further acknowledge that as of the Date of Grant, this Notice, the RSU Agreement, and the Plan set forth the entire understanding between me and the Company regarding this RSU award and supersede all prior oral and written agreements, promises and/or representations on that subject.

In the event the shares of Common Stock have not been registered under the Securities Act of 1933, I will, if required by the Company, deliver to the Company my Investment Representation Statement in the form attached hereto as Exhibit B, a stock restriction agreement presented by the Company, along with any other agreement among the Company and its stockholders that the Company requires be executed by you, which may provide that I may not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, with respect to the Common Stock or other securities of the Company held by me during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, or such other applicable period as the underwriters or the Company shall reasonably request consistent with other shares issued in accordance with the Plan. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to any such restricted securities until the end of such period.

By accepting these RSUs, I consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

EAGLE NUCLEAR ENERGY CORP.	OPTIONHOLDER:

By:	Signature:
Date:	Date:

Exhibits:	A - RSU Agreement, and B – Investment Representation Statement

Enclosures:	2025 Equity Incentive Plan

EXHIBIT A

EAGLE NUCLEAR ENERGY CORP. 2025 EQUITY INCENTIVE PLAN

RSU AGREEMENT

Pursuant to your RSU Grant Notice (“Grant Notice”) and this RSU Agreement (this “Agreement”), Eagle Nuclear Energy Corp., a Nevada corporation (the “Company”) has granted you the number of RSUs under its 2025 Equity Incentive Plan (the “Plan”) indicated in your Grant Notice, each of which represents the right to receive one Common Share. The RSUs are granted to you effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, this RSU Agreement and the Plan, then such conflict shall be resolved by giving such documents precedence in the following order: the Grant Notice, this RSU Agreement then the Plan. Capitalized terms not explicitly defined in this RSU Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of the RSUs, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.             Vesting; No Shareholder Rights. The RSUs will vest as provided in your Grant Notice. Vesting will cease upon the termination of your service with the Company, except as may be provided otherwise in the Vesting Schedule attached to your Grant Notice. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to any RSUs, unless and until you have vested, the Company has issued and delivered Common Shares to you, and your name has been entered as a stockholder of record on the books of the Company.

2.             Number of RSUs. The number of RSUs are set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 12 of the Plan.

3.             Settlement. Subject to Section 8, each RSU will be settled by delivery to you of one Common Share as soon as practicable following the Settlement Date. The Company may, in its sole discretion, deliver cash in lieu of all or any portion of the Common Shares otherwise deliverable in respect of the RSUs in an amount equal to such number of Common Shares multiplied by the Fair Market Value of a Common Share on the date when such shares would otherwise have been issued, as determined by the Committee. As a pre-condition to settlement in the form of Common Shares, the Company may require your execution of certain other documents (which may include investment representations, a shareholder’s agreement, stock restriction agreement or other documents).

4.             Securities Law Compliance. In no event shall the Company deliver Common Shares upon vesting of the RSUs unless such shares are then registered under the Securities Act or, if not registered, the Company has determined that the issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of Common Shares is also subject to compliance with all other applicable laws and regulations and shall be subject to any applicable lockups and restrictions on resale.

5.             Other Terms.

(a)           In considering the acceptance of this award of RSUs, you understand, acknowledge, agree and hereby stipulate that you should use the same independent investment judgment that you would use in making other investments in corporate securities. Among other things, stock prices will fluctuate over any reasonable period of time and the price of Common Shares may go down as well as up. No guarantees are made as to the future prospects of the Company or the Common Shares. No representations are made by the Company.

(b)           Notwithstanding anything to the contrary in this Agreement, the Common Shares issued under this Agreement, any other restricted stock unit agreement or any stock option agreement, and all amounts that may be received by you in connection with any disposition of any such Common Shares, shall be subject to applicable recoupment, “clawback” and similar provisions under law, as well as any recoupment, “clawback” and similar policies of the Company that may be adopted at any time and from time to time in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, other applicable law or otherwise.

6.             Transferability. Except as otherwise provided in this Section 6 or in the Plan, the RSUs are not assignable or transferable, except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the RSUs or any attempt to make any such levy of execution, attachment or other process will cause the RSUs to terminate immediately, unless the Committee or its designee, in its sole discretion, specifically waives applicability of this provision.

(a)           Certain Trusts. Upon receiving written permission from the Committee, or its designee, you may transfer the RSUs to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the RSUs are held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)           Domestic Relations Orders. Upon receiving written permission from the Committee, or its designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the RSUs pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of these RSUs with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)           Beneficiary Designation. Upon receiving written permission from the Committee, or its designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to administer its equity program, designate a third party who, on your death, will thereafter be entitled to receive the Common Shares or other consideration in settlement of the vested RSUs. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive, on behalf of your estate, the Common Shares or other consideration in settlement of the vested RSUs.

7.             RSUs not a Service Contract. The RSUs are not an employment or service contract, and nothing in the RSUs will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service. In addition, nothing in the RSUs will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or as a consultant for the Company or an Affiliate.

8.             Withholding Obligations.

(a)           At the time the RSUs vest, in whole or in part, and at any time thereafter as requested by the Company, you hereby agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the vesting and settlement of the RSUs.

(b)           In the event that you fail to make the adequate provisions contemplated by Section 8(a) above, then, subject to compliance with any applicable legal conditions or restrictions, the Company shall have the option in its sole discretion (but not the obligation) to withhold from fully vested Common Shares otherwise issuable to you upon the settlement of the RSUs a number of whole Common Shares having a Fair Market Value, determined by the Company as of the date of vesting or settlement as applicable, not in excess of the amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the RSUs as a liability for financial accounting purposes).

(c)           The Company assumes no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of any RSU. Neither the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the RSUs. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the RSUs, the subsequent issuance, if any, of Common Shares on settlement of the RSUs, and subsequent disposition of any such Common Shares. You acknowledge that the Company may be required to withhold federal, state and/or local taxes in connection with the vesting and/or settlement of the RSUs. No RSUs will vest or be settled unless and until you have made the adequate provisions contemplated by Section 8(a) or the Company has exercised its option to withhold the necessary amount of Common Shares pursuant to Section 8(b) above. The Company will have no obligation to issue a certificate for Common Shares in respect of the RSUs unless the obligations set forth in this Section 8 are satisfied.

9.             Section 409A; Tax Consequences. It is the Company’s intent that payments under this RSU Agreement and Grant Notice shall be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and that this RSU Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this RSU Agreement, Grant Notice or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this RSU Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months and one day after the date of your separation from service (or earlier death). Each payment under this RSU Agreement shall be treated as a separate payment under Section 409A. you hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the RSUs or your other compensation.

10.           Notices. Any notices provided for in the RSU Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and these RSUs by electronic means or to request your consent to participate in the Plan by electronic means. By accepting these RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.           Agreement Summaries. In the event that the Company provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to rights or benefits under this Agreement (including, without limitation, the RSUs and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by the Grant Notice, this RSU Agreement and the Plan and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

12.           Acknowledgements. You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the RSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of RSUs and (f) the obligations and restrictions set forth in this Agreement are fair and reasonable. In addition, you understand, acknowledge, agree and hereby stipulate that (1) you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other award materials by and among the Company and its Affiliates for the purpose of implementing, administering and managing participation in the Plan; (2) you understand that the Company may hold certain personal information about you, including, but not limited to, the your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan; (3) you understand that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan; (4) you authorize the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan; (5) you understand that you are providing the consents herein on a purely voluntary basis.; (6) if you do not consent, or if you later seek to revoke consent, or instruct the Company to cease the processing of the Data, your employment status will not be adversely affected and the only adverse consequence of refusing or withdrawing your consent or instructing the Company to cease processing, is that the Company would not be able to grant you RSUs or any other equity awards or administer or maintain such awards; and (7) you understand that refusing or withdrawing consent may affect your ability to participate in the Plan.

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT:		DATE:
COMPANY:	Eagle Nuclear Energy Corp.	AMOUNT:
SECURITY:	Common Stock

In connection with the purchase of the above-listed Securities, as a Participant, I represent to the Company the following:

(a)       I am aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. I am acquiring these Securities for investment for my own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b)       I acknowledge and understand that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. In this connection, I understand that, in the view of the SEC, the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. I further understand that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. I further acknowledge and understand that the Company is under no obligation to register the Securities. I understand that the certificate evidencing the Securities will be imprinted with any legend required under applicable state securities laws.

(c)       I am familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the RSU award to me, the settlement will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three (3) month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable. In the event that the Company does not qualify under Rule 701 at the time of grant of the RSU award, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one (1) year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Securities by an affiliate, or by a non-affiliate who subsequently holds the Securities less than two (2) years, the satisfaction of the conditions set forth in sections (1), (2), (3) and (4) of the paragraph immediately above.

(d)       I further understand that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. I understand that no assurances can be given that any such other registration exemption will be available in such event.

You Signature:	Date:

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